Exhibit 99.1

TransDigm to Acquire Esterline Technologies in $4 Billion All Cash Transaction

CLEVELAND and BELLEVUE, October 10, 2018 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) and Esterline Technologies Corporation (NYSE:ESL) announced today that they have entered into a definitive agreement under which TransDigm will purchase all of the outstanding shares of common stock of Esterline for $122.50 per share in cash, which represents a premium of 38% to Esterline’s closing price on October 9, 2018, or a total transaction value of approximately $4.0 billion including the assumption of debt. The transaction has been approved by the Boards of Directors of both companies. TransDigm expects the acquisition to be financed primarily through cash on hand and the incurrence of new term loans, and currently anticipates the acquisition to be modestly accretive to TransDigm’s adjusted earnings per share within the first year of ownership.
The acquisition of Esterline expands TransDigm’s platform of proprietary and sole source content for the aerospace and defense industries, including significant aftermarket exposure. Headquartered in Bellevue, Washington, Esterline is an industry leader in specialized manufacturing for these sectors with anticipated fiscal year 2018 revenue of approximately $2.0 billion. The company consists of 28 business units organized across eight platforms to deliver specialty aerospace, defense and industrial products. The company employs over 12,500 employees in more than 50 operating locations throughout the world.
Esterline has attractive platform positions in both the OEM and aftermarket and has substantial content on many important commercial aircraft variants, many regional and business jet aircraft and major defense platforms.
“We are pleased to have reached agreement to acquire a collection of businesses that fit well with our focused and consistent strategy,” stated W. Nicholas Howley, TransDigm's Executive Chairman. “Esterline’s core aerospace and defense business consists of primarily proprietary, sole source products with significant and growing aftermarket exposure. We view this as highly complementary to our existing business. We are confident that the combination of Esterline’s leading positions and our proven track record of driving performance will enable us to deliver the private equity-like returns our investors have come to expect from this investment."
Kevin Stein, TransDigm’s President and Chief Executive Officer stated, “We are excited to acquire Esterline’s wide range of complementary products and see a path to create significant value for TransDigm shareholders, customers and stakeholders. Upon completion of the transaction, Bob Henderson, TransDigm’s current Vice-Chairman, will oversee the integration and operations of Esterline. Mr. Henderson has been a key member of TransDigm’s management team for close to 25 years and has overseen the integration of numerous acquisitions during this period, including our recent acquisition of Kirkhill from Esterline.”
“Our combination with TransDigm delivers a compelling value for our shareholders,” said Curtis Reusser, Chairman, President and Chief Executive Officer of Esterline. “I am pleased with the outcome of our thoughtful strategic review process, and we believe it is the best result for all Esterline stakeholders. I am very proud of the commitment and focus of our employees to serving the needs of our customers, and I am confident the combined companies will be well positioned to succeed in the global market we serve.”
The acquisition will be financed through a combination of existing cash on hand of approximately $2 billion and the incurrence of new term loans. TransDigm has obtained commitments for the full amount of financing required for the transaction. Immediately upon closing, the combined company will maintain the financial flexibility to meet any anticipated operating, acquisition, and other opportunities that may arise though a combination of cash on hand, undrawn revolver, and under certain circumstances, additional availability under its credit agreement.
The transaction is subject to customary closing conditions, including Esterline stockholder approval and the receipt of required regulatory approvals. The companies expect to complete the transaction in the second half of calendar 2019.

Advisors
Morgan Stanley & Co. LLC acted as financial advisor to TransDigm. Wachtell, Lipton, Rosen & Katz and Baker & Hostetler LLP acted as TransDigm's lead legal counsel. Goldman Sachs & Co. LLC acted as financial advisor to Esterline and Evercore Group L.L.C. served as advisor to Esterline’s Board of Directors. Skadden, Arps, Slate, Meagher & Flom served as legal counsel to Esterline.

Conference Call
TransDigm will hold a conference call to discuss this announcement beginning at 10:45 a.m. ET Wednesday, October 10. To join the call, dial (888) 558-9538 and enter the passcode 5278399. International callers should dial (760) 666-3183 and use the same passcode. A slideshow accompanying the presentation will be posted to http://www.transdigm.com prior to the call. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the pass code 5278399. International callers should dial (404) 537-3406 and use the same passcode.

About TransDigm Group
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

About Esterline

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core business segments: Advanced Materials; Avionics & Controls; and Sensors & Systems.
Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordinance and electronic warfare countermeasure products.
Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, integrated cockpit systems, display technologies for avionics, training and simulation markets, secure communications systems, specialized medical equipment, and other high-end industrial applications.

The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

Forward-Looking Statements

Statements in this press release which are not historic facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations of Esterline’s future performance, profitability, growth and earnings; expectations of TransDigm’s earnings per share and the financial impact of the proposed transaction; the financing of the proposed transaction; and the timing of the proposed transaction. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, the acquired business. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect TransDigm’s actual results and could cause its actual results or the benefits of the proposed transaction to differ materially from those expressed in any forward-looking statements made by, or on behalf of TransDigm. These risks and uncertainties include, but are not limited to, closing conditions to the proposed transaction may not be achieved, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the effect of the announcement or pendency of the proposed transaction on the TransDigm’s and Esterline’s business relationships, operating results and business generally, risks related to diverting management’s attention from ongoing business operations, the outcome of any legal proceedings that may be instituted related to the Merger Agreement or the proposed transaction, unexpected costs, charges or expenses resulting from the proposed transaction, Esterline’s actual financial results for the year ended September 28, 2018 may differ from expected results, TransDigm may have difficulty obtaining required approvals, TransDigm may have difficulty implementing its strategic value drivers, and TransDigm may be impacted by the effects of general economic and industry conditions. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking information contained in this press release.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Transdigm and Esterline. In connection with the proposed transaction, Esterline intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Esterline will mail the definitive proxy statement and a proxy card to each stockholder of Esterline entitled to vote at the stockholder meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Esterline may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ESTERLINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT ESTERLINE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESTERLINE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Esterline with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Esterline’s website (http://www.esterline.com/) or by contacting Esterline’s Investor Relations at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004, or by calling (425) 453-9400.

Participants in the Solicitation

Esterline and TransDigm and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Esterline’s stockholders with respect to the proposed transaction. Information about Esterline’s directors and executive officers and their ownership of Esterline’s common stock is set forth in its proxy statement for its 2018 Annual Meeting of Stockholders which was filed with the SEC on December 27, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, which was filed with the SEC on November 21, 2017, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on March 30, 2018. Information about TransDigm’s directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Stockholders and its most recent Annual Report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Contact:	TransDigm	Esterline
	Liza Sabol	John Hobbs
	Director of Investor Relations	Sr. Director, Investor Relations
	(216) 706-2945	(425) 453-9400
ir@transdigm.com